Exhibit 99.s.5

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Martin M. Torino, hereby make, constitute and appoint each of J. Kevin Gao and Michael A. Pignataro, with full power to act without the other, as my agent and attorney-in-fact for the purpose of executing in my name, in my capacity as a Director of The Chile Fund, Inc., such registration statement on Form N-2, amendments thereto, exhibits thereto, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the secondary public offering of common shares of The Chile Fund, Inc.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 28 day of April, 2006.

Signature	Title	Date

/s/ Martin M. Torino	DIRECTOR	April 28, 2006
Martin M. Torino